Exhibit 16.1

April 21, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Verb Technology Company, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 21, 2023, and we agree with such statements, except we are not in a position to agree or disagree with Verb Technology Company, Inc.’s statement that the Audit Committee approved the dismissal of Weinberg & Company, P.A. as the Company’s independent registered public accounting firm and the statements in Item 4.01(b).

Very truly yours,

/s/ Weinberg & Company, P.A.

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Fax: 310.601.2201

www.weinbergla.com